Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

December 6, 2024

Twin Vee PowerCats Co.

3101 S. US-1

Ft. Pierce, Florida 34982

Re:	Twin Vee PowerCats Co. Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Twin Vee PowerCats Co., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to an aggregate of 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), that may be issued pursuant to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement; and

2. the Plan and the forms of award agreements relating to awards granted under the Plans.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation and bylaws of the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 1,000,000 Shares, when sold and issued in accordance with the provisions of the Plan and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.       We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.       This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm as your counsel in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP